Exhibit 10.27

NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN REDACTED AND ARE MARKED WITH A “[***]” IN PLACE OF THE REDACTED LANGUAGE.

EXECUTION COPY

Merrill Lynch International

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

February 22, 2007

KLA-Tencor Corporation 160 Rio Robles

San Jose, California 95134

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between KLA-Tencor Corporation, a Delaware corporation (the “Purchaser”), Merrill Lynch International (the “Seller”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, solely in its capacity as agent for the Seller (as provided for herein), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement (as defined below).

This Confirmation evidences a complete and binding agreement between the Seller and the Purchaser as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if the Seller and the Purchaser had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Confirmation, the following terms shall have the following meanings:

“10b-18 VWAP” means, (A) for any Trading Day described in clause (x) of the definition of Trading Day hereunder, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for the principal United States securities exchange on which such Common Stock is then listed (or, if applicable, the Successor Exchange on which the Common Stock has been listed in accordance with Section 7.01(c)), on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent, or (B) for any Trading Day that is described in clause (y) of the definition of Trading Day hereunder, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP. The Purchaser acknowledges that the Seller may refer to the Bloomberg Page “KLAC.UQ <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Trading Day to determine the 10b-18 VWAP.

“Additional Termination Event” has the meaning set forth in Section 7.01.

“Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Agreement” has the meaning set forth in the second paragraph of this Confirmation.

“Affected Party” has the meaning set forth in Section 14 of the Agreement.

“Affected Transaction” has the meaning set forth in Section 14 of the Agreement.

“Affiliated Purchaser” means any “affiliated purchaser” (as such term is defined in Rule 10b-18) of the Purchaser.

“Alternative Termination Delivery Unit” means (i) in the case of a Termination Event (other than a Merger Event or Nationalization) or Event of Default for which the Purchaser is the Defaulting Party or sole Affected Party, one share of Common Stock and (ii) in the case of a Merger Event or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in such Merger Event or Nationalization; provided that if such Merger Event involves a choice of consideration to be received by holders of the Common Stock, an Alternative Termination Delivery Unit shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares.

“Averaging Period” means the period of consecutive Trading Days from and including the first Trading Day following the Hedging Completion Date to and including the Valuation Completion Date.

“Bankruptcy Code” has the meaning set forth in Section 9.06.

“Business Day” means any day on which the Exchange is open for trading.

“Calculation Agent” means Merrill Lynch International.

“Common Stock” has the meaning set forth in Section 2.01.

“Communications Procedures” has the meaning set forth in Annex A hereto.

“Confirmation” has the meaning set forth in the first paragraph of this letter agreement.

“Contract Period” means the period commencing on and including the Trade Date and ending on and including the date all payments or deliveries of shares of Common Stock pursuant to Article 3 or Section 7.03 have been made.

“Default Notice Day” has the meaning set forth in Section 7.02(a).

“Deliverable Shares” has the meaning set forth in Section 4.01(a).

“De-Listing” has the meaning set forth in Section 7.01(c).

“Early Termination Date” has the meaning set forth in Section 14 of the Agreement.

“Employee Stock Option Tender Offer” means the issuer tender offer proposed to be conducted by the Purchaser for certain of its employee stock options, as described in preliminary communications filed by the Purchaser with the SEC on January 29, 2007.

“Event of Default” has the meaning set forth in Section 14 of the Agreement.

“Excess Ordinary Cash Dividend” has the meaning set forth in Section 7.01(f).

“Exchange” means the NASDAQ Global Select Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Cash Dividend” means the per share cash dividend or distribution, or a portion thereof, declared by the Purchaser on shares of Common Stock that is classified by the board of directors of the Purchaser as an “extraordinary” dividend.

“Hedging Completion Date” means the Trading Day on which the Seller completes the establishment of its initial hedge position with respect to this Transaction.

“Hedging Price” means the volume weighted average of the per share prices at which the Seller (or an affiliate of the Seller) purchases shares of Common Stock during the Hedging Period to establish Seller’s initial hedge position with respect to this Transaction.

“Hedging Period” has the meaning set forth in Section 2.03(a).

“Merger Event” has the meaning set forth in Section 7.01(d).

“Minimum Delivery Number” means the number of shares of Common Stock, rounded down to the nearest integer, equal to (A) the Purchase Price divided by (B) the Upside Threshold.

“Nationalization” has the meaning set forth in Section 7.01(e).

“Ordinary Cash Dividend” means a cash dividend by the Purchaser on shares of Common Stock that is not an Extraordinary Cash Dividend.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the first paragraph of this Confirmation.

“Regulation M” means Regulation M under the Exchange Act.

“Rule 10b-18” means Rule 10b-18 promulgated under the Exchange Act (or any successor rule thereto).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph hereto.

“Seller Termination Share Purchase Period” has the meaning set forth in Section 7.03.

“Settlement Number” means the number of shares of Common Stock equal to (i) the Valuation Number minus (ii) 90% of the Minimum Delivery Number.

“Share De-listing Event” has the meaning set forth in Section 7.01(c).

“Successor Exchange” has the meaning set forth in Section 7.01(c).

“Tender Offer Acceptance Date” has the meaning set forth in Section 4.02(b).

“Termination Amount” has the meaning set forth in Section 7.02(a).

“Termination Event” has the meaning set forth in Section 14 of the Agreement.

“Termination Price” means the value of an Alternative Termination Delivery Unit to the Seller, as determined by the Calculation Agent.

“Trade Date” has the meaning set forth in Section 2.01.

“Trading Day” means (x) any day (i) other than a Saturday, a Sunday, a day on which the Exchange is not open for business or the Tender Offer Acceptance Date, (ii) during which trading of any securities of the Purchaser on any national securities exchange has not been suspended, (iii) during which there has not been, in the Seller’s reasonable judgment, a material limitation in the trading of Common Stock or any options contract or futures contract related to the Common Stock, and (iv) during which there has been no suspension pursuant to Section 4.02 of this Confirmation, or (y) any day that, notwithstanding the occurrence of events contemplated in clauses (ii), (iii) and (iv) of this definition, the Calculation Agent determines to be a Trading Day.

“Transaction” has the meaning set forth in the first paragraph of this Confirmation.

“Upside Threshold” means, subject to the proviso contained in Section 2.03(b), ***% of the Hedging Price.

“Valuation Completion Date” means the earlier of (x) the *** Trading Day following the Hedging Completion Date and (y) such earlier Trading Day, but no earlier than the *** Trading Day following the Hedging Completion Date, validly elected by the Seller as the Valuation Completion Date by delivery of a notice to the Purchaser of such election by no later than 5:00 P.M. (New York City time) on the Business Day immediately following such elected Trading Day.

“Valuation Number” means the number of shares of Common Stock, rounded down to the nearest integer, equal to the Purchase Price divided by the Valuation Price; provided, however, that if such number of shares of Common Stock is less than the Minimum Delivery Number, the Valuation Number shall be equal to such Minimum Delivery Number.

“Valuation Price” means the average for all Trading Days in the Averaging Period of the excess of (x) the 10b-18 VWAP for such Trading Day over (y) $***.

ARTICLE 2

PURCHASE OF THE STOCK

Section 2.01. Purchase of the Stock. Subject to the terms and conditions of this Confirmation, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, on February 22, 2007 or on such other Business Day as the Purchaser and the Seller shall otherwise agree (the “Trade Date”), a number of shares of the Purchaser’s common stock, par value $0.001 per share (“Common Stock”), for a purchase price equal to $750,000,000 (the “Purchase Price”). The number of shares of Common Stock purchased by the Purchaser hereunder shall be determined in accordance with the terms of this Confirmation.

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

Section 2.02. Initial Payment. On the Trade Date, the Purchaser shall deliver the Purchase Price to the Seller. Payment pursuant to this Section 2.02 shall be effected in accordance with the Seller’s customary procedures.

Section 2.03. Hedging Period. (a) On each Trading Day beginning on the third Trading Day immediately following the Trade Date and ending on the Hedging Completion Date, an affiliate of the Seller shall effect, for the account of the Seller, purchases of shares of Common Stock to establish Seller’s initial position to hedge the Seller’s price and market risk in connection with this Transaction (the period of consecutive Trading Days on which such purchases for this Transaction are effected being collectively referred to as the “Hedging Period” for this Transaction). In no event shall the Hedging Period be more than seven Trading Days.

(b) At the conclusion of the Hedging Period, based on the amounts and prices at which an affiliate of the Seller effects purchases of shares of Common Stock during the Hedging Period to establish Seller’s initial hedge position in connection with this Transaction, the Calculation Agent shall determine the Hedging Price, the Upside Threshold and the Minimum Delivery Number for this Transaction.

(c) On the first Business Day following the Hedging Completion Date, in addition to satisfying its obligations under Section 3.01(a), the Seller shall deliver to the Purchaser a pricing supplement, substantially in the form of Exhibit A attached hereto, setting forth the Hedging Price, the Upside Threshold, the Minimum Delivery Number and the first day of the Averaging Period for this Transaction.

ARTICLE 3

SHARE DELIVERIES

Section 3.01. Deliveries of Shares. (a) On the first business day immediately following the Hedging Completion Date, the Seller shall deliver to the Purchaser the number of shares of Common Stock equal to 90% of the Minimum Delivery Number.

(b) On the third Business Day immediately following the Valuation Completion Date, the Seller shall deliver to the Purchaser the number of shares of Common Stock equal to the Settlement Number, if any.

(c) Delivery pursuant to this Article 3 shall be effected in accordance with the Seller’s customary procedures.

ARTICLE 4

MARKET TRANSACTIONS

Section 4.01. Transactions by the Seller. (a) The parties agree and acknowledge that:

(i) During the Hedging Period, the Averaging Period and any Seller Termination Share Purchase Period, the Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with this Confirmation. The timing of such transactions by the Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Seller; provided that the Seller shall make all such purchases of Common Stock during the Hedging Period and any Seller Termination Share Purchase Period and all such purchases of Deliverable Shares during the Averaging Period in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases. “Deliverable Shares” shall mean shares of Common Stock purchased by Seller for delivery to Buyer or for repayment of shares borrowed by Seller for delivery to Buyer.

(ii) In the event that any of the Purchaser or its Affiliated Purchasers conducts any Rule 10b-18 purchases of blocks of Common Stock pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four calendar weeks preceding the first day of either the Hedging Period or the Seller Termination Share Purchase Period, or during the calendar week in which either such day occurs, the Purchaser shall provide written notice thereof setting forth the total number of shares purchased. In the absence of such notice, the Purchaser shall be deemed to have advised the Seller that no such blocks were purchased by any of the Purchaser or its Affiliated Purchasers during such periods. For purposes of this Section 4.01(a)(ii), the terms “Rule 10b-18 purchase” and “block” shall have the meanings given to them in Rule 10b-18.

(b) The Purchaser acknowledges and agrees that (i) all transactions effected pursuant to Section 4.01 hereunder shall be made in the Seller’s sole judgment and for the Seller’s own account and (ii) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions whether such transactions are made on any securities exchange or privately. It is the intent of the Seller and the Purchaser that this Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and the Seller shall take no action that results in the Transaction not so complying with such requirements.

Section 4.02. Suspension of Transactions in Common Stock. (a) If the Seller, in its reasonable judgment, determines that it is necessary with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller) for the Seller to refrain from effecting transactions in Common Stock on any Business Day during the Contract Period or to effect such transactions on such Business Day at a volume lower than that otherwise effected by the Seller hereunder, the Seller (or its agent or affiliate) shall not effect transactions in shares of Common Stock with respect to this Transaction on such day or effect such transactions at a volume determined by the Seller in its reasonable judgment; provided that if the Seller decides to effect any transaction hereunder at such lower volume, the Calculation Agent shall be entitled to make appropriate adjustments to the term of this Transaction under Section 8.02 to reflect the effect of such diminished volume. The Seller shall notify the Purchaser of the exercise of the Seller’s rights pursuant to this Section 4.02(a) upon such exercise and shall subsequently notify the Purchaser on the day the Seller believes that the Seller may resume purchasing or selling or purchasing at the volume level anticipated at the outset of this Transaction, as applicable, Common Stock. The Seller shall not be obligated to communicate to the Purchaser the reason for the Seller’s exercise of its rights pursuant to this Section 4.02(a).

(b) Seller agrees that neither it nor any of its agents or affiliates shall effect transactions in Common Stock with respect to this Transaction on the date on which securities tendered pursuant to the Employee Stock Option Tender Offer are to be accepted (the “Tender Offer Acceptance Date”). Purchaser agrees to provide written notice to Seller of the Tender Offer Acceptance Date no later than five Trading Days prior to the Tender Offer Acceptance Date.

(c) The Purchaser agrees that, during the Contract Period, neither the Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M), or take any other action that would preclude purchases by the Seller of the Common Stock, in each case such as would cause Seller’s purchases of Common Stock to violate Regulation M; provided, however, that notwithstanding the foregoing, nothing in this Confirmation shall prohibit the Purchaser from making any distribution of Common Stock or any security for which the Common Stock is a reference security (i) to qualified institutional buyers in transactions pursuant to Rule 144A under the Securities Act or (ii) in connection with the Employee Stock Option Tender Offer.

Section 4.03. Purchases of Common Stock by the Purchaser. Without the prior written consent of the Seller, the Purchaser shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock during the Contract Period; provided, however, that notwithstanding the foregoing, nothing in this Confirmation shall prohibit the Purchaser from purchasing or offering to purchase any such securities in connection with the Employee Stock Option Tender Offer.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 5.01. Repeated Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller, on the date hereof and on any date on which the Purchaser elects to receive any delivery or payment pursuant to this Confirmation, that:

(a) Disclosure; Compliance with Laws. The reports and other documents filed by the Purchaser with the SEC pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Purchaser is not in possession of any material nonpublic information regarding the Purchaser or the Common Stock.

(b) Rule 10b5-1. The Purchaser acknowledges that (i) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock by the Seller (or its agent or affiliate) in connection with this Confirmation and (ii) the Purchaser is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. The Purchaser also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no amendment, modification or waiver shall be made at any time at which the Purchaser or any officer or director of the Purchaser is aware of any material nonpublic information regarding the Purchaser or the Common Stock.

(c) No Facilitation of Distribution. The Purchaser is not entering into this Confirmation to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities.

(d) No Manipulation. The Purchaser is not entering into this Confirmation to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).

(e) Regulation M. The Purchaser is not engaged in a distribution, as such term is used in Regulation M, that would preclude purchases by the Purchaser or the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.

(f) Board Authorization. The Purchaser is entering into this Transaction in connection with its share repurchase program, which was approved by its board of directors and which will be publicly disclosed prior to the first day of the Hedging Period. There is no internal policy of the Purchaser, whether written or oral, that would prohibit the Purchaser from entering into any aspect of this Transaction, including, but not limited to, the purchases of shares of Common Stock to be made pursuant hereto.

(g) Due Authorization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Confirmation has been duly authorized, executed and delivered by the Purchaser and (assuming due authorization, execution and delivery thereof by the Seller) constitutes a valid and legally binding obligation of the Purchaser. The Purchaser has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to purchase the Common Stock in accordance with the terms hereof.

(h) Certain Transactions. There has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser that would fall within the scope of Rule 10b-18(a)(13)(iv).

Section 5.02. Initial Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with the Seller, as of the date hereof, that:

(a) Solvency. The assets of the Purchaser at their fair valuation exceed the liabilities of the Purchaser, including contingent liabilities; the capital of the Purchaser is adequate to conduct the business of the Purchaser and the Purchaser has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(b) No Conflict. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Confirmation and the consummation of the transactions herein contemplated do not conflict with or violate (i) any provision of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their respective assets or (iii) any contractual restriction binding on or affecting the Purchaser or any of its subsidiaries or any of its assets.

(c) Consents. All governmental and other consents that are required to have been obtained by the Purchaser with respect to performance, execution and delivery of this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(d) Investment Company Act. The Purchaser is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e) Commodity Exchange Act. The Purchaser is an “eligible contract participant”, as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

Section 5.03. Additional Representations, Warranties and Agreements. The Purchaser and the Seller represent and warrant to, and agree with, each other that:

(a) Non-Reliance. Each party has entered into this Transaction solely in reliance on its own judgment. Neither party has any fiduciary obligation to the other party relating to this Transaction. In addition, neither party has held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other party as to whether or not the other party should enter into this Transaction, any subsequent actions relating to this Transaction or any other matters relating to this Transaction. Neither party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party relating to this Transaction, whether or not such advice is given or such views are expressed at the request of the other party. The Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Transaction and consulted such advisors, accountants and counsel as it has deemed necessary.

(b) Agency. Merrill Lynch, Pierce, Fenner & Smith Incorporated shall act as “agent” for Seller and Buyer within the meaning of Rule 15a-6 under the Exchange Act. The Agent is not a principal to this Confirmation and shall have no responsibility or liability to Seller or Buyer to pay or perform under this Confirmation. Each of Seller and Buyer agrees to proceed solely against the other to collect or recover any securities or money owing to it in connection with or as a result of this Confirmation. The Agent shall otherwise have no liability in respect of this Confirmation, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder. As a broker-dealer registered with the Securities and Exchange Commission, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as Agent, will be responsible for (i) effecting the Transaction, (ii) issuing all required notices, confirmations and statements to Seller and Buyer and (iii) maintaining books and records relating to this Confirmation.

(c) Tax Matters. (i) For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement, or under Section 8.01 of this Confirmation) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(ii) For the purpose of Section 3(f) of the Agreement, (A) Seller represents that it is a company organized under the laws of England and Wales and (ii) Buyer represents that it is a corporation incorporated under the laws of Delaware.

Section 5.04. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:

(a) Due Authorization. This Confirmation has been duly authorized, executed and delivered by the Seller and (assuming due authorization, execution and delivery thereof by the Purchaser) constitutes a valid and legally binding obligation of the Seller. The Seller has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Common Stock in accordance with the terms hereof.

(b) Right to Transfer. The Seller will, as of each date on which it delivers shares of Common Stock to the Purchaser pursuant to Article 3, transfer the shares of Common Stock that it delivers free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

ARTICLE 6

ADDITIONAL COVENANTS

Section 6.01. Purchaser’s Further Assurances. The Purchaser hereby agrees with the Seller that the Purchaser shall cooperate with the Seller, and execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as the Seller may reasonably request from time to time, consistent with the terms of this Confirmation, in order to effectuate the purposes of this Confirmation and the Transaction contemplated hereby.

Section 6.02 Purchaser’s Hedging Transactions. The Purchaser hereby agrees with the Seller that the Purchaser shall not, during the Contract Period, enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Common Stock) and agrees not to alter or deviate from the terms of this Confirmation.

Section 6.03. No Communications. The Purchaser hereby agrees with the Seller that the Purchaser shall not, directly or indirectly, communicate any information relating to the Common Stock or this Transaction (including any notices required by Section 6.04) to any employee of the Seller or Merrill Lynch, Pierce, Fenner & Smith Incorporated, other than as set forth in the Communications Procedures attached as Annex A hereto.

Section 6.04. Notice of Certain Transactions. If at any time during the Contract Period, the Purchaser makes, or expects to be made, or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser (other than any such transaction in which the consideration consists solely of cash and there is no valuation period, or as to which the completion of such transaction or the completion of the vote by target shareholders has occurred), then the Purchaser shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Purchaser makes, or expects to be made, or has made any such public announcement, (ii) notify the Seller promptly following any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Purchase Period) that such announcement has been made and (iii) promptly deliver to the Seller following the making of any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Purchase Period) a certificate indicating (A) the Purchaser’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of such announcement and (B) the Purchaser’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of such announcement. In addition, the Purchaser shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

Section 6.05. Determinations by the Calculation Agent. All determinations made by the Calculation Agent shall be made in good faith and in a reasonable manner. Following any calculation by the Calculation Agent hereunder, at the request of the Purchaser, the Calculation Agent shall provide to the Purchaser by electronic mail a report (in a commonly used file format for the storage and manipulation of financial data) setting forth in reasonable detail the basis for such calculation.

ARTICLE 7

TERMINATION

Section 7.01. Additional Termination Events. (a) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if, on any day, the Seller determines, in its reasonable judgment, that it is unable to establish, re-establish or maintain in an economically efficient manner any hedging transactions reasonably necessary in the normal course of such party’s business of hedging the price and market risk of entering into and performing under this Transaction, due to market illiquidity, illegality, lack of availability of hedging transaction market participants or any other factor.

(b) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if (i) a Share De-listing Event occurs; (ii) a Merger Event occurs; (iii) a Nationalization occurs, (iv) an Excess Ordinary Cash Dividend is declared, (v) any event described in Section 8.02 occurs with respect to which, the Calculation Agent determines in its reasonable judgment, that it is impracticable to effect any adjustment contemplated by Section 8.02 in order to preserve the fair value of the Transaction to the Seller or (vi) an event described in paragraph III of Annex A occurs.

(c) A “Share De-listing Event” means that at any time during the Contract Period, the Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event, a “De-Listing”) and are not immediately re-listed, traded or quoted as of the date of such de-listing, on another U.S. national securities exchange or a U.S. automated interdealer quotation system (a “Successor Exchange”), provided that it shall not constitute an Additional Termination Event if the Common Stock is immediately re-listed on a Successor Exchange upon its De-Listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes. In addition, in such event, the Seller shall make any commercially reasonable adjustments it deems necessary to the terms of the Transaction.

(d) A “Merger Event” means the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act (by the Purchaser or otherwise) at any time during the Contract Period of any (i) planned recapitalization, reclassification or change of the Common Stock that will, if consummated, result in a transfer of more than 50% of the outstanding shares of Common Stock, (ii) planned consolidation, amalgamation, merger or similar transaction of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger in which the Purchaser will be the continuing entity and which does not result in any such recapitalization, reclassification or change of more than 50% of such shares outstanding), (iii) other takeover offer for the shares of Common Stock that is aimed at resulting in a transfer of more than 50% of such shares of Common Stock (other than such shares owned or controlled by the offeror) or (iv) irrevocable commitment to any of the foregoing.

(e) A “Nationalization” means that all or substantially all of the outstanding shares of Common Stock or assets of the Purchaser are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

(f) An “Excess Ordinary Cash Dividend” means an Ordinary Cash Dividend that (i) is not an Extraordinary Cash Dividend, (ii) has a record date during the Contract Period and (iii) is in an amount that, together with all prior declared Ordinary Cash Dividends that have a record date during the same regular dividend period of the Purchaser, exceeds the amount set forth in this Section 7.01(f) for such regular dividend period.

Ordinary Dividend Amount	Dividend Period
$0.12 per share of Common Stock	January 1, 2007 – March 31, 2007
$0.12 per share of Common Stock	April 1, 2007 – June 30, 2007
$0.00 per share of Common Stock	Any quarterly period after June 30, 2007

Section 7.02. Consequences of Additional Termination Events. (a) In the event of the occurrence or effective designation of an Early Termination Date under the Agreement, in lieu of payment of the amount payable in respect of this Transaction pursuant to Section 6(d)(ii) of the Agreement (the “Termination Amount”), the Seller shall be obligated to deliver to the Purchaser the Alternative Termination Delivery Units pursuant to Section 7.03, unless the Purchaser elects cash settlement (which election shall be binding), as set forth in Section 7.02(b), and notifies the Seller of such election by delivery of written notice to the Seller on the Business Day immediately following the Purchaser’s receipt of a notice (as required by Section 6(d) of the Agreement following the designation of an Early Termination Date in respect of this Transaction or in respect of all transactions under the Agreement) setting forth the amounts payable by the Seller with respect to such Early Termination Date (the date of such delivery, the “Default Notice Day”); provided that the Purchaser’s election to receive the Alternative Termination Delivery Units pursuant to Section 7.03 shall not be valid and cash settlement shall apply if the representations and warranties made by the Purchaser to the Seller in Section 5.01 are not true and correct as of the date the Seller makes such election, as if made on such date.

(b) If cash settlement applies in respect of an Early Termination Date, Section 6 of the Agreement shall apply; provided, however, that notwithstanding any cash settlement election by the

Purchaser, upon such election the Seller’s obligation to deliver the Termination Amount shall be satisfied by delivery to the Purchaser of (i) on or as early as practicable following the applicable Early Termination Date, Alternative Termination Delivery Units acquired by or on behalf of the Seller in connection with its hedging activity under this Transaction (whose value shall be based on the Termination Price) and (ii) cash for the remainder, if any, of the Termination Amount.

Section 7.03. Alternative Termination Settlement. Subject to Section 7.02(a), unless the Purchaser elects cash settlement pursuant to Section 7.02(b), (i) the Seller shall, beginning on the first Trading Day following the Default Notice Day and ending when the Seller shall have satisfied its obligations under this clause (the “Seller Termination Share Purchase Period”), purchase (subject to the provisions of Section 4.01 and Section 4.02 hereof) a number of Alternative Termination Delivery Units equal to (x) (A) the Termination Amount divided by (B) the Termination Price less (y) any Alternative Termination Delivery Units already held by or on behalf of the Seller in connection with its hedging activity under this Transaction; and (ii) the Seller shall deliver such Alternative Termination Delivery Units (for the avoidance of doubt, in an aggregate number equal to the Termination Amount divided by the Termination Price) to the Purchaser on the settlement dates relating to such purchases (or, with respect to Alternative Termination Delivery Units described in (i)(y) above, on or as soon as practicable following the applicable Early Termination Date).

Section 7.04. Notice of Default. If an Event of Default occurs in respect of the Purchaser, the Purchaser will, promptly upon becoming aware of it, notify the Seller specifying the nature of such Event of Default.

ARTICLE 8

ADJUSTMENTS

Section 8.01. Extraordinary Cash Dividends. (a) If the Purchaser declares any Extraordinary Cash Dividend that has a record date during the Contract Period, then prior to or on the date on which such Extraordinary Cash Dividend is paid by the Purchaser to holders of record, the Purchaser shall pay to the Seller an amount in cash equal to the product of (i) the amount of such Extraordinary Cash Dividend and (ii) the theoretical short delta number of shares, as determined by the Calculation Agent, required for the Seller to hedge its exposure to the Transaction.

Section 8.02. Other Dilution Adjustments. If (x) any corporate event occurs involving the Purchaser or the Common Stock (other than an Extraordinary Cash Dividend or an Ordinary Cash Dividend but including, without limitation, a stock split, stock or other dividend or distribution, recapitalization or any other event having a dilutive or concentrative effect on the Common Stock) or (y) as a result of the definition of Trading Day (whether because of a suspension of transactions pursuant to Section 4.02 or otherwise), any day that would otherwise be a Trading Day during the Contract Period is not a Trading Day or on such Trading Day, pursuant to Section 4.02, the Seller effects transactions with respect to shares of Common Stock at a volume lower than originally anticipated with respect to this Transaction, then in any such case, the Calculation Agent shall make corresponding adjustments with respect to any one or more of the Minimum Delivery Number, the Upside Threshold and the Settlement Number as the Calculation Agent determines appropriate to preserve the fair value of the Transaction to the Seller, and shall determine the effective date of such adjustment.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Successors and Assigns. All covenants and agreements in this Confirmation made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Section 9.02. Assignment and Transfer. Notwithstanding the Agreement, the Seller may assign any of its rights or duties hereunder to any one or more of its affiliates without the prior written consent of the Purchaser. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from the Purchaser, Seller may designate any of its affiliates to purchase, sell, receive or deliver such shares of Common Stock or other securities and otherwise to perform the Seller’s obligations in respect of this Transaction and any such designee may assume such obligations. The Seller shall be discharged of its obligations to the Purchaser only to the extent of any such performance.

Section 9.03. Calculation Agent. Whenever the Calculation Agent is required to act or to exercise judgment in a any way with respect to this Transaction, it will do so in good faith and in a commercially reasonable manner.

Section 9.04. Non-Confidentiality. The Seller and the Purchaser hereby acknowledge and agree that subject to Section 6.03 each is authorized to disclose every aspect of this Confirmation and the transactions contemplated hereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

Section 9.05. Unenforceability and Invalidity. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Confirmation shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 9.06. Securities Contract. The parties hereto agree and acknowledge as of the date hereof that (i) the Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and a “swap participant” within the meaning of Section 101( 53C) of the Bankruptcy Code and (ii) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, and a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, entitled to the protection of, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

Section 9.07. No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of the Purchaser hereunder are not secured by any collateral. Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Section 9.08 Notices. Unless otherwise specified herein, any notice, the delivery of which is expressly provided for in this Confirmation, may be made by telephone, to be confirmed in writing to the address below. Changes to the information below must be made in writing.

(a)	If to the Purchaser:

KLA-Tencor Corporation

160 Rio Robles

San Jose, California 95134

Attention: Jeffrey L. Hall, Chief Financial Officer

Telephone: (408) 875-6800

Facsimile: (408) 875-3030

(b)	If to the Seller:

Merrill Lynch International

c/o Merrill Lynch & Co., Inc.

Merrill Lynch World Headquarters

4 World Financial Center, 5th Floor

New York, New York 10080

Attention: Equity Linked COO

Telephone: (212) 449-8637

Facsimile: (212) 738-1801

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent for Merrill Lynch International

By:	/s/ BRIAN CARROLL
Name:	Brian Carroll
Title:	Authorized Signatory

Merrill Lynch International

By:	/s/ WILLIAM MORLEY
Name:	William Morley
Title:	Authorized Signatory

Confirmed as of the date first above written:

KLA-TENCOR CORPORATION

By:	/s/ JEFFREY L. HALL
Name:	Jeffrey L. Hall
Title:	Chief Financial Officer

ANNEX A

COMMUNICATIONS PROCEDURES

February 22, 2007

I.	Introduction

KLA-Tencor Corporation, a Delaware corporation (the “Purchaser”), Merrill Lynch International (the “Seller”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, solely in its capacity as agent for the Seller have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Confirmation (the “Confirmation”) dated as of February 22, 2007 between Purchaser and Seller relating to the sale by Seller to Purchaser of common stock, par value $0.001 per share, or security entitlements in respect thereof (the “Common Stock”) of the Purchaser. These Communications Procedures supplement, form part of, and are subject to the Confirmation.

II.	Communications Rules

1. From the date hereof until the end of the Contract Period, neither Purchaser, nor any Employee of Purchaser, nor any Designee of Purchaser shall (a) engage in any Program Related Communication with any Equity Derivatives Personnel, other than any of the Permitted Contact, or (b) in any event disclose any Material Non-Public Information to any Equity Derivatives Personnel, other than any of the Permitted Contact, and

2. Subject to the preceding provision, the Purchaser, any Employee of Purchaser and any Designee of Purchaser may at any time engage in any Non-Program Related Communication.

III.	Termination

If, in the sole judgment of any Equity Derivatives Personnel or any affiliate or Employee of Seller participating in any Communication with Purchaser or any Designee of Purchaser, such Communication would not be permitted by these Communications Procedures, such Equity Derivatives Personnel or such affiliate or Employee of Seller shall immediately terminate such Communication. In such case, or if such Equity Derivatives Personnel or such affiliate or Employee of Seller determines following completion of any Communication with Purchaser, or any Designee of Purchaser, that such Communication was not permitted by these Communications Procedures, such Equity Derivatives Personnel or such affiliate or Employee of Seller shall promptly consult with his or her supervisors and with counsel for Seller regarding such Communication. If, in the reasonable judgment of Seller’s counsel following such consultation, there is more than an insignificant risk that such Communication could materially jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the 1934 Act with respect to any ongoing or contemplated activities of Seller or its affiliates in respect of the Confirmation, it shall be an Additional Termination Event with respect to the Confirmation.

IV.	Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation. As used herein, the following words and phrases shall have the following meanings:

“Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Purchaser, any Employee of Purchaser or one or more Designees of Purchaser, on the one hand, and Seller or any of its affiliates or Employees, on the other hand.

“Designee” means a person designated, in writing or orally, by Purchaser to communicate with Seller on behalf of Purchaser.

“Equity Derivatives Personnel” means Dariush Maanavi, Brian Lehman, Kevin Tyler, Charles Hill, Usman Khan and any other Employee of the public side of the Equity Derivatives Group of Seller; provided that Seller may amend the list of Equity Derivatives Personnel by delivering a revised list of Equity Derivatives Personnel to Purchaser.

“Employee” means, with respect to any entity, any owner, principal, officer, director, employee or other agent or representative of such entity, and any affiliate of any of such owner, principal, officer, director, employee, agent or representative.

“Material Non-Public Information” means information relating to the Purchaser or the Common Stock that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from the Purchaser to its shareholders or in a press release, or contained in a public filing made by the Purchaser with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold shares of Common Stock. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.

“Non-Program Related Communication” means any Communication other than a Program Related Communication.

“Permitted Contact” means any of Gary Rosenblum or any of his designees.

“Program Related Communication” means any Communication the subject matter of which relates to the Confirmation or any Transaction under the Confirmation or any activities of Seller (or any of its affiliates) in respect of the Confirmation or any Transaction under the Confirmation.

A-2

EXHIBIT A

FORM OF PRICING SUPPLEMENT

Merrill Lynch International

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

March 8, 2007

KLA-Tencor Corporation

160 Rio Robles

San Jose, California 95134

Ladies and Gentlemen:

This letter is a Pricing Supplement within the meaning of Section 2.04(c) of the Confirmation dated as of February 22, 2007 (the “Confirmation”) between KLA-Tencor Corporation, a Delaware corporation (the “Purchaser”), Merrill Lynch International (the “Seller”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, solely in its capacity as agent for the Seller. Capitalized terms used herein have the meanings set forth in the Confirmation.

This Pricing Supplement relates to the Transaction described in the Confirmation. Upon the terms and subject to the conditions of the Confirmation, the terms of the Transaction shall be as follows:

1. Hedging Price:	$	*	**
2. Upside Threshold:	$	*	**
3. Minimum Delivery Number:		*	**
4. First Day of the Averaging Period:		*	**

The expected last day of the Averaging Period is ***.

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent for Merrill Lynch International

By:	/s/ BRIAN CARROLL
Name:	Brian Carroll
Title:	Authorized Signatory

Merrill Lynch International

By:	/s/ WILLIAM MORLEY
Name:	William Morley
Title:	Authorized Signatory

***	Certain information on this page has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment.

Acknowledged and Confirmed:

KLA-TENCOR CORPORATION

By:	/s/ JEFFREY L. HALL
Name:	Jeffrey L. Hall
Title:	Chief Financial Officer

Exh-A-2